EXHIBIT 99.6

FOR IMMEDIATE RELEASE

Contact: John C. Popeo, Treasurer (617) 332-3990 www.hrpreit.com

HRPT ADOPTS BOARD COMMITTEE CHARTERS,
CORPORATE GOVERNANCE DOCUMENTS AND
SHAREHOLDERS RIGHTS PLAN

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        Newton, MA (March 15, 2004). HRPT Properties Trust (NYSE: HRP) today announced that it has adopted new charters for the following committees of its Board of Trustees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. All of these committees are composed exclusively of HRPT’s independent trustees. Although the charters are new or revised to comply with requirements of the Sarbanes-Oxley Act and rules recently adopted by the S.E.C. and the N.Y.S.E., HRPT does not expect that these charters will result in material changes in its business because, since its founding in 1986, HRPT has had a majority of its Board composed of independent trustees who performed many of the functions which are now mandated for all publicly owned companies.

        HRPT also announced that it has adopted and published Governance Guidelines and a Code of Business Conduct and Ethics which will be available to all interested persons in accordance with the requirements of the Sarbanes-Oxley Act and the S.E.C. and N.Y.S.E. rules.

        HRPT also announced that it has adopted a new Shareholders Rights Plan which will replace an existing similar plan upon its expiration in October 2004. Under the terms of the new plan, all shareholders of record as of the close of business of the N.Y.S.E. on October 18, 2004, will receive a right to purchase HRPT junior participating preferred shares. These rights will become exercisable in certain events and they will expire in October 2014 unless they are sooner redeemed. The new rights plan is intended to help HRPT ensure that all its constituencies receive fair and equitable treatment in the event of a proposed takeover or other tactics to gain control of HRPT; however, the rights are not being distributed in response to any known efforts to acquire control of HRPT at this time.

        The text of the charters of HRPT’s Audit Committee, Compensation Committee and Nominating and Governance Committee and of the Governance Guidelines and the Code of Business Conduct and Ethics may be viewed at the Governance section of HRPT’s internet website at: www.hrpreit.com. Copies of HRPT’s Rights Plan may be obtained by writing to HRPT Properties Trust, 400 Centre Street, Newton, MA 02458, Attn: Corporate Secretary. Copies of all of these documents and of certain related materials will also be available in a Form 8-K to be filed with the S.E.C., which may be accessed at the S.E.C.‘s internet website at: www.sec.gov.

        HRPT Properties Trust is a real estate investment trust headquartered in Newton, MA.

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